Exhibit 99.1

For Immediate Release

American Axle & Manufacturing, Inc. Announces
Redemption of Senior Subordinated Notes due March 2009

Detroit, Michigan, March 1, 2004 — American Axle & Manufacturing Holdings, Inc. (Holdings), which is traded as AXL on the NYSE, announced today that its wholly-owned subsidiary, American Axle & Manufacturing, Inc. (AAM) has redeemed all of its 9.75% Senior Subordinated Notes due March 2009 (the “9.75% Notes”). This redemption covers all $300.0 million of AAM’s outstanding 9.75% Notes. The redemption price was at 104.875% of the principal amount, plus accrued and unpaid interest.

Proceeds from the recent sale of AAM’s $250.0 million 5.25% Senior Notes due February 2014 and Holdings’ $150.0 million 2.00% Convertible Senior Notes due February 2024 in concurrent private offerings pursuant to Rule 144A under the Securities Act of 1933, as amended, were used to redeem the 9.75% Notes. Approximately $63.0 million of proceeds from these financings were used to purchase 1.59 million shares of Holdings’ common stock in privately negotiated transactions.

As previously announced, AAM will report a pre-tax charge of $22.3 million in the first quarter of 2004 related to the redemption of the 9.75% Notes and the refinancing of its bank credit facility in January 2004.

American Axle & Manufacturing is a world leader in the manufacture, design, engineering, and validation of driveline systems and related components and modules, chassis systems and forged products for trucks, sport utility vehicles and passenger cars. In addition to its 14 locations in the United States (in Michigan, New York and Ohio), AAM also has offices and facilities in Brazil, England, Germany, Japan, Mexico and Scotland.

Certain statements contained in this press release which are not historical facts contain forward-looking information with respect to the company’s plans, projections or future performance, the occurrence of which involves risk and uncertainties that could cause the company’s actual results or plans to differ materially from those expected by the company which include risk factors described in the company’s filings with the Securities and Exchange Commission.

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For more information.

Media relations contact	Investor relations contact
Carrie L.P. Gray	Richard F. (Rick) Dauch
Director, Corporate Relations	Vice President, Investor Relations
(313) 758-4880	(313) 758-4767
grayc@aam.com	dauchrf@aam.com
Or visit the AAM website at www.aam.com